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                                                                   Exhibit 10.67


                          EXECUTIVE SERVICES AGREEMENT



              THIS EXECUTIVE SERVICES AGREEMENT (the "Agreement") made as of this 1st day of December, 2001, (the "Effective Date") by and between AQUIS COMMUNICATIONS GROUP, INC., 1719A Route 10, Suite 300, Parsippany, NJ 07054 (the "Company"), and JOHN B. FRIELING ("Frieling").

                                   BACKGROUND:

              The Company appointed Frieling as its Chief Executive Officer in September 2000 at a time when the Company faced major challenges. Under Frieling's guidance, the Company's operations have stabilized and the Company is in advanced discussions with its lending institutions with regard to a major restructuring of the Company's balance sheet. During a significant portion of this time, Frieling performed his duties for no compensation in order to provide the Company with the best opportunity to emerge from this difficult period a viable and healthy Company. In order provide the Company with the best opportunity to create value for the Company's shareholders, the Company desires to have Frieling continue as Chief Executive Officer and Frieling agrees to provide Executive Services (defined below in paragraph 1) to the Company, subject to the terms of this Agreement.

              NOW THEREFORE, in consideration of the above premises and of the Agreement herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

              1. Executive Services. Frieling agrees to provide Executive Services to the Company, upon the terms and conditions set forth herein. Frieling shall have the position/title of Chief Executive Officer. Frieling shall perform such duties and have such responsibilities consistent with the position of Chief Executive Officer and such other positions as shall be assigned him from time to time by the board of directors of the Company or a designated committee thereof (the "Executive Services"). Frieling shall not be prevented during the term of this Agreement from rendering services of a business, commercial or professional nature for his own account or for any other person, provided that such other services do not materially adversely impact Frieling's responsibilities to the Company.

                  2. Term of Employment/Terms of Agreement.


                  A. The initial term of this Agreement shall be the period commencing on the Effective Date and terminating December 31, 2002, unless terminated by the first to occur of the following:

                           (1) The death of Frieling.


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                           (2) The termination of Executive Services by Company
                  for Cause. "Cause" shall mean (a) the material failure after notice on a recurring basis by Frieling to diligently and competently perform his duties (as defined from time to time by the board of directors) on behalf of Company, (b) conviction of or plea of nolo contender or equivalent plea to a felony or other crime involving fraud or misrepresentation, or (c) Frieling's engaging in any dishonesty or fraud in connection with the provision of Executive Services hereunder or misappropriation of the assets of Company.

                           (3) The voluntary termination of this Agreement by
                  Frieling.


                  B. This Agreement shall automatically renew for additional one-year terms on the same terms and conditions as set forth above until terminated by the non-renewal of the Agreement as of the end of the then-current term (by 60 calendar days advance written notice given by any party to the other parties).

                  C. Termination of the Executive Services pursuant to subparagraphs 2.A. (2) shall be effected by written notice from Company to Frieling, and termination of this Agreement by Frieling pursuant to subparagraph 2.A.(3) shall be effected by written notice from Frieling, as appropriate, to Company, and in all such cases, such termination shall be effective immediately upon delivery of such notice and Frieling thereafter shall not be entitled to receive any benefits hereunder except accrued compensation and reimbursement for reasonable expenses incurred on behalf of Company in the ordinary course of business prior to termination.

         3. Compensation. For the duration of the term of this Agreement, including any automatic renewal pursuant to subparagraph 2.B, Frieling shall be compensated by the Company by payment of Fifteen Thousand ($15,000) per month to be paid on the first day of each month commencing as of November 1, 2001, net of any required withholding. In addition, in recognition of the extended period in which Frieling performed services as Chief Executive Officer without current compensation, the Company shall pay to Frieling Fifty-Two Thousand Five Hundred Dollars ($52,500), net of any required withholding, on the earlier of December 5, 2001 or the receipt by the Company of the proceeds resulting from a Settlement Agreement with Ameritech.

         4. Stock Options. Frieling shall be granted a non-qualified stock option (the "Option") pursuant to a Stock Option Agreement providing the following material terms:

                  A. The Option shall continue in force through December 31, 2007 unless sooner terminated as provided herein or in the Plan.

                  B. The Option shall grant Frieling the right to purchase a total of 300,000 shares of Company common stock exercisable at the price of $0.03 per share, according to the following vesting schedule:
         (i) options to purchase 150,000 shares shall vest on the Effective Date, and (ii) options to purchase 150,000 shares of Company common stock shall be granted on the Effective Date, of which options to purchase 25,000 shares shall vest on the first day of each month commencing January 1, 2002 for six months at which time all the options shall vest; provided, in the event of a "change in control," as such term is to be defined in the Stock Option Agreement, all such options shall immediately vest.


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         6. Notices. Any notice required or permitted hereunder shall be sent by registered or certified mail, return receipt requested, postage prepaid, or by recognized overnight courier, to the respective parties hereto at the addresses set forth below, or to such other address, or in care of such other person, as any party shall designate as his or its address for such notices by due notice hereunder.

                       If to Frieling:        John B. Frieling
                                              Deerfield Partners, LLC
                                              20 North Main Street
                                              Suite 120
                                              Sherborn, MA 0117O
                                              Telephone: (508) 647-0081
                                              Facsimile: (508) 647-0149


                       If to Company:         Aquis Communications Group, Inc.
                                              l7l9A Route 10
                                              Suite 300
                                              Parsippany, NJ 07054
                                              Telephone:    (973) 560-8001
                                              Facsimile:    (973) 560-8060

                       Copy to:               Joseph P. Galda, Esquire
                                              Hodgson Russ
                                              One M&T Plaza
                                              Suite 2000
                                              Buffalo, New York 14203
                                              Telephone: (716)-848-1454
                                              Facsimile: (716)-849-0469

         7. General.

                  A. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. The parties acknowledge and agree that the sole and exclusive jurisdiction and venue for all actions shall be the State or Federal courts located in New Jersey and all parties hereby consent to such jurisdiction and venue.


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                  B. The waiver by any party of a breach of any provisions of this Agreement by the other party or parties shall not operate or be construed as a waiver of any subsequent breach or violation thereof.

                  C. Frieling acknowledges that his respective services are unique and personal. Accordingly, Frieling may not assign his respective rights or delegate his respective duties or obligations hereunder. The Company's rights and obligations under this Agreement shall be freely assignable by the Company.

                  D. This Agreement may not be altered or amended except by an agreement in writing signed by all parties.

                  E. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns. If any provision of this Agreement shall be or become illegal or unenforceable, in whole or in part, for any reason whatsoever, the remaining provisions shall nevertheless be deemed valid, binding and subsisting.

                  F. The parties intend to be legally bound by this Agreement.

                  G. If any provision of this Agreement or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions of this Agreement which can be given effect without the invalid or unenforceable provision, and to this end the provisions of this Agreement are to be severable.

                  H. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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         IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have executed or caused this Agreement to be executed as of the day first above written.

                                               "COMPANY"

                                               AQUIS COMMUNICATIONS GROUP, INC.


                                               By:   /s/ Patrick Egan
                                                  -----------------------------
                                                         Patrick Egan
                                                  Title: Chairman of the Board



                                                  /s/ John B. Frieling
                                                  -----------------------------
                                                  JOHN B. FRIELING